Exhibit 1.1

TECHNOLOGY MONETIZATION AGREEMENT

W I T N E S S E T H:

WHEREAS, Parent owns 100% of the issued and outstanding stock of Nuta Technology Corp., a Virginia corporation ("Sub1"); and

WHEREAS, Parent owns 100% of the membership interests of NNPT LLC ("Sub2"); and

WHEREAS, Sub1, Sub2 and Parent are the owners of all right, title, and interest in the patents and patent applications listed in Exhibit A (the "Patents"); and

WHEREAS, Parent desires to augment its existing patent monetization efforts by working with Equitable to further monetize the Patents; and

WHEREAS, Equitable desires to use its analysis, licensing, management and strategic litigation experience to further enhance Parent's patent monetization of the Patents; and

WHEREAS, Equitable will execute and manage a monetization plan consistent with Parent's objectives; and

1. **Monetization Plan.** Starting on the Effective Date, Equitable will develop and execute a strategic patent monetization plan using the Patents identified in Exhibit A. Equitable will hire law firms to implement the plan and manage the work of the law firms to efficiently monetize the Patents. Equitable and Parent will work together to revise the plan and litigation targets from time to time as further agreed. The decision to accept a particular license and settlement fee as well as the selection of defendant targets is in the sole discretion of Parent.

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4. **Future Assignment.** On May 24, 2016, if Equitable has met the requirements of Paragraph 2 above, Parent shall cause the Patents owned by Parent and Sub2 and up to one-half, but not less that one-third of the Patents owned by Sub1 to be assigned to Equitable or Equitable's wholly owned affiliate ("Affiliate") and Equitable shall accept such assignment ("Assignment"), provided that, neither Equitable nor its Affiliates shall subsequently sell or assign the Patents to any entity other than Equitable or an Affiliate absent a separate agreement with Parent. The Parties agree to execute a follow-on Monetization Agreement with the same economic terms as this Agreement, with the following exceptions:

   4.1 The decision to accept a particular license and settlement fee as well as the selection of defendant targets is in the sole discretion of Equitable after May 24, 2016.

   4.2 Equitable shall advance the cost of patent maintenance and prosecution fees on the Patents after May 24, 2016 .

   4.3 The limitations in Schedule C will continue to apply after May 24, 2016.

5 Consideration. Equitable and Parent shall each share Net Monetization Revenue related to the Patents according to the schedule listed in Exhibit B. "Net Monetization Revenue" is defined as all revenue ("Monetization Revenue") derived from patent sale, licensing, settlements, and patent infringement assertion efforts of the Patents ("Monetization Efforts"), beginning on the Effective Date, less certain legal fees and any costs that are necessary to conduct Monetization Efforts ("Legal Fees"). Fees to attorneys shall be payable on a contingency basis and Legal Fees are subject to the limitations set forth in Exhibit C. Equitable shall advance payment of Legal Fees and other costs with the exception of patent maintenance fees and prosecution fees. Parent shall advance the cost of patent maintenance and prosecution fees. All costs and fees advanced by Equitable or Parent shall be returned from Monetization Revenue before payment of the Consideration to the Parties. Legal Fees can include, but may not be limited to, the following costs necessary to conduct Monetization Efforts: attorney fees, maintenance fees; prosecution fees; filing fees and other court costs; local counsel fees, expert fees; witness fees; non-lawyer consulting and investigator fees; product reverse engineering fees; travel and lodging expenses of employees, lawyers, third party experts and consultants; deposition costs; court reporter charges; actual telephone, postage, facsimile, copying, messenger and delivery expenses; return of any files at the conclusion of representation; and/or any other out-of-pocket expenses paid to an unaffiliated third party. Legal Fees shall not include any computerized legal research such as LEXIS and

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WESTLAW; payment of any employees; or payment of any overhead. Costs can include the fees associated with defending an IPR or other proceeding brought at the PTO ("PTO Proceeding"). Equitable has the discretion to advance the costs of defending a PTO Proceeding or to decline to advance such costs.

6 **Representations and Warranties.**

6.1 Parent represents and warrants, as of the Effective Date, the following:

6.1.1 that Parent and Patent Holder are the sole owner of the Patents; and that it has the power, right and authority to enter into and perform its obligations under this Agreement; and

6.1.2 that it has taken all necessary action to authorize its execution, delivery and performance of this Agreement; and

6.1.3 that this Agreement when duly executed will be a binding obligation of Parent, enforceable in all respects against it.

6.2 Equitable represents and warrants, as of the Effective Date, the following:

6.2.1 that it has the power, right and authority to enter into and perform its obligations under this Agreement; and

6.2.2 that it has taken all necessary action to authorize its execution, delivery and performance of this Agreement; and

6.2.3 that this Agreement when duly executed will be a binding obligation of Equitable, enforceable in all respects against it;

7 **Confidentiality.**

7.1 Each Party agrees to exercise all reasonable precaution (no less precaution than it takes to protect its own confidential information) to retain in confidence and not to disclose to any third party any Confidential Information submitted to it by the other Party hereunder on or prior to the Effective Date. For avoidance of doubt, the Parties shall not exchange any Confidential Information subsequent to the Effective Date absent a separate written agreement. The Parties each acknowledge that disclosure of Confidential Information could result in irreparable injury to the business and goodwill of the other, and each agrees to notify the other immediately upon discovering any unauthorized disclosure of such other Party's Confidential Information.

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7.2 "Confidential Information" shall mean any confidential, trade secret or proprietary information belonging to a Party, as well as business, strategic, financial, operating, planning or technical information of either Party, however embodied, and shall also mean any other information identified by either of the Parties to this Agreement as "confidential," but shall specifically exclude information which is at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission by the receiving Party. For the avoidance of doubt, "Confidential Information" does not include this Agreement or its terms or Exhibits thereto.

7.3 Each Party may, however, disclose Confidential Information:

(i) to those of its employees, contractors, agents, and affiliates whom disclosure is necessary in order to effectuate the matters contemplated herein, subject to obligations of confidentiality at least as stringent as those contained herein; and

(ii) to a counterparty in connection with a proposed merger, acquisition, financing or similar transaction, subject to obligations of confidentiality at least as stringent as those contained herein; and

(iii) to its accountants, legal counsel, tax advisors, and other financial and legal advisors, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein; and

(iv) in response to any subpoena, governmental mandate, regulation, discovery request, or court order, in connection with any litigation or administrative proceeding, or so as to comply with any applicable law, rule or regulation;

(v) to any opposing party in litigation in which a Protective Order has been entered, subject to the highest level of confidentiality available under the Protective Order; and

(vi) with the prior written consent of the other Party.

provided, however, that prior to any such disclosure pursuant to paragraph (iv) hereof, the Party seeking disclosure shall promptly notify the other Party and take reasonable actions to minimize the nature and extent of such disclosure, including designating such Confidential Information under the appropriate confidentiality provisions of any applicable protective order.

Notwithstanding the provisions of this Paragraph 7, the parties may make necessary disclosures in connection with the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws, regulations or stock exchange rules.

8 **Miscellaneous.**

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8.1 Parent and Equitable are independent contractors. Neither Parent nor Equitable has any authority to bind the other Party by contract or otherwise to any obligation. Any Party concerned about a legal matter or issue, or the legal effect of any document has consulted with their own legal counsel for advice or opinions on which they may rely.

8.2 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.3 If any provision of this Agreement or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, that provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement and the application thereof shall otherwise remain in full force and effect.

8.4 The failure of any Party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

8.5 The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

8.6 None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of any Party hereto. Except and only to the extent provided by applicable statute, no such creditor shall have any rights under this Agreement.

8.7 This Agreement shall be binding upon, and shall inure to the exclusive benefit of, the Parties hereto, their respective permitted successors and assigns. The Parties further agree that they will not, directly or indirectly, attempt in any way to invalidate any of the Patents, or attempt in any way to render unenforceable any of the Patents. This section shall not prohibit any person or party from providing truthful testimony in response to a lawful subpoena or other valid legal process.

8.8 Any modification of this Agreement shall be effective only if in a writing executed by both Parties.

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IN WITNESS WHEREOF, Parent and Equitable have caused this Agreement to be duly executed as of the day and year first above written.

Equitable IP Corporation

By: ____________________

Erik S. Stamell

President

Date: 3-11-16

Spherix Incorporated

By: ____________________

Name: Anthony Hayes

Title: CEO

Date: March 11, 2016

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FIRST AMENDMENT TO

TECHNOLOGY MONETIZATION AGREEMENT

THIS FIRST AMENDMENT TO THE TECHNOLOGY MONETIZATION AGREEMENT (this “Agreement”), dated as of the latest execution date below (the “Effective Date’’), is entered into by Equitable IP Corporation, a Nevada Corporation with offices at 10 Balligomingo Road, West Conshohocken, PA 19428 and its affiliated companies (“Equitable”) and Spherix Incorporated, a Delaware corporation (“Parent”). Each may be individually referred to as a “Party” and collectively may be referred to as “the Parties.”

WITNESSETH:

WHEREAS, Parent and Equitable have previously entered into a Technology Monetization Agreement dated March 11, 2016 (“TMA”); and

WHEREAS, Parent and Equitable have been developing a monetization plan consistent with the existing TMA; and

WHEREAS, Parent and Equitable desire to amend the existing TMA in order to most efficiently execute the monetization plan; and

NOW, THEREFORE, in consideration of good and valuable consideration set forth in this Agreement, the receipt and adequacy of which is hereby acknowledged, and intending to be bound, Parent and Equitable hereby agree to amend the TMA as follows:

A.	Section 2. (Litigations To Be Filed) in the TMA is deleted in its entirety and replaced by the following Section 2:

2. Litigations To Be Filed. In consultation with Parent, Equitable agrees to file litigations as follows on or before May 1, 2016: (1) Equitable will file at least 3 litigations asserting one or more of the Patents (“Asserted Patents”); (2) such litigations will be filed against parties who are neither licensees to the Asserted Patents nor are members of RPX Corporation; (3) at least 2 of the 3 litigations must involve patents from those owned by Parent or Sub2; Parent hereby agrees to Equitable’s selection of these targets provided Equitable complies with all of the limitations of this Paragraph 2.

B.	Section 3. (Option to Terminate) in the TMA is deleted in its entirety and replaced by the following Sections 3., 3.1 and 3.2:

3. Option to Terminate. If Equitable fails to meet the requirements of Paragraph 2 above, Parent may, in its sole discretion, terminate this agreement. Such termination shall terminate all obligations of Equitable to pay Legal Fees pursuant to Paragraph 5 of this Agreement.

3.1 Equitable agrees to file additional litigations as follows after May 1, 2016 but before August 31, 2016: (1) Equitable will file at least 7 litigations asserting one or more of the Patents (“Asserted Patents”); (2) such litigations will be filed against parties who are not licensees to the Asserted Patents; (3) any such litigations filed before May 24, 2016 must be against parties who are not members of RPX Corporation but any such litigations filed on May 24, 2016 or after may be against members of RPX Corporation; (4) at least 4 of the 7 litigations must involve patents from those owned by Parent or Sub2; (5) at least 2 of the 10 total litigations filed pursuant to either Paragraph 2 or this Paragraph 3.1, before or after May 1, 2016, must be against companies that have a market capitalization in excess of one- billion dollars ($1,000,000,000.00). Parent hereby agrees to Equitable’s selection of these targets provided Equitable complies with all of the limitations of this Paragraph 3.1.

3.2 If Equitable fails to meet the requirements of Paragraph 3.1, Parent shall be granted an option to reacquire the Patents, after a waiting period of thirty (30) days has passed, unless during the waiting period, Equitable satisfies all conditions of Paragraph 3.1. There shall be no cost to Parent for the option or for the reassignment of the Patents. If the waiting period expires and Equitable has not satisfied all requirements of Paragraph 3.1, Equitable agrees to execute the neccssary documents to effect the reassignment of the Patents to Parent.

C.	The modifications to the TMA specified herein are agreed and accepted by the Parties and shall continue in effect upon execution of this First Amendment to the TMA.

D.	All other terms and conditions of the TMA not specifically modified herein remain in full force and effect.

IN WITNESS WHEREOF, Parent and Equitable have caused this First Amendment to the TMA Agreement to be duly executed as of the day and year of the latest execution date written below.

Equitable IP Corporation

By:	/s/ Erik S. Stamell

Erik S. Stamell

President

Date:	4-22-16

Spherix Incorporated

By:	/s/ Anthony Hayes

Name: Anthony Hayes

Title: CEO

Date: April 22, 2016

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SECOND AMENDMENT TO

TECHNOLOGY MONETIZATION AGREEMENT

THIS SECOND AMENDMENT TO THE TECHNOLOGY MONETIZATION AGREEMENT (this “Agreement”), dated as of the latest execution date below (the “Effective Date”), is entered into by Equitable IP Corporation, a Nevada Corporation with offices at 10 Balligomingo Road, West Conshohocken, PA 19428 and its affiliated companies (“Equitable”) and Spherix Incorporated, a Delaware corporation (“Parent”). Each may be individually referred to as a “Party” and collectively may be referred to as “the Parties.”

WITNESSETH:

WHEREAS, Parent and Equitable have previously entered into a Technology Monetization Agreement dated March 11, 2016 (“TMA”); and

WHEREAS, Parent and Equitable have previously entered into a First Amendment to the Technology Monetization Agreement dated April 22, 2016 (“TMA”); and

WHEREAS, Parent and Equitable have been developing a monetization plan consistent with the existing TMA; and

WHEREAS, Parent and Equitable desire to amend the existing TMA and the First Amendment to the existing TMA in order to most efficiently execute the monetization plan; and

NOW, THEREFORE, in consideration of good and valuable consideration set forth in this Agreement, the receipt and adequacy of which is hereby acknowledged, and intending to be bound, Parent and Equitable hereby agree to amend the TMA and the First Amendment to the TMA as follows:

A.	Section 2. (Litigations To Be Filed) in the First Amendment to the TMA is deleted in its entirety and replaced by the following Section 2:

2.       Litigations To Be Filed. In consultation with Parent, Equitable agrees to file litigations as follows on or before May 1, 2016: (1) Equitable will file at least 2 litigations asserting one or more of the Patents (“Asserted Patents”); (2) such litigations will be filed against parties who are neither licensees to the Asserted Patents nor are members of RPX Corporation; (3) at least 2 of the 3 litigations must involve patents from those owned by Parent or Sub2; Parent hereby agrees to Equitable’s selection of these targets provided Equitable complies with all of the limitations of this Paragraph 2.

B.	Section 3.1 in the First Amendment to the TMA is deleted in its entirety and replaced by the following Sections 3.1:

3.1          Equitable agrees to file additional litigations as follows after May 1, 2016 but before August 31, 2016: (1) Equitable will file at least 8 litigations asserting one or more of the Patents (“Asserted Patents”); (2) such litigations will be filed against parties who are not licensees to the Asserted Patents; (3) any such litigations filed before May 24, 2016 must be against parties who are not members of RPX Corporation but any such litigations filed on May 24, 2016 or after may be against members of RPX Corporation; (4) at least 5 of the 8 litigations must involve patents from those owned by Parent or Sub2; Parent hereby agrees to Equitable’s selection of these targets provided Equitable complies with all of the limitations of this Paragraph 3.1.

C.	The modifications to the TMA and the First Amendment to the TMA specified herein are agreed and accepted by the Parties and shall continue in effect upon execution of this Second Amendment to the TMA.

D.	All other terms and conditions of the TMA and the First Amendment to the TMA not specifically modified herein remain in full force and effect.

IN WITNESS WHEREOF, Parent and Equitable have caused this Second Amendment to the TMA Agreement to be duly executed as of the day and year of the latest execution date written below.

Equitable IP corporation

By:	/s/ Erik S. Stamell

Erik S. Stamell

President

Date:	4-27-16

Spherix Incorporated

By:	/s/ Anthony Hayes

Name: Anthony Hayes

Title: CEO

Date:	4/27/2016

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THIRD AMENDMENT TO

TECHNOLOGY MONETIZ ATION AGREEMENT

THIS THIRD AMENDMENT TO THE TECHNOLOGY MONETIZATION AGREEMENT (this ‘‘Agreement”), dated as of the latest execution date below (the “Effective Date”), is entered into by Equitable IP Corporation, a Nevada Corporation with offices at 10 Balligomingo Road, West Conshohocken, PA 19428 together with its affiliated companies (‘'Equitable”) and Spherix Incorporated, a Delaware corporation (“Parent”). Each may be individually referred to as a “Party” and collectively may be referred to as “the Parties.”

WITNESSETH:

WHEREAS, Parent and Equitable have previously entered into a Technology Monetization Agreement dated March 11, 2016 (“TMA”); and

WHEREAS, Parent and Equitable have previously entered into a First Amendment to the Technology Monetization Agreement dated April 22, 2016 (“TMA1”); and

WHEREAS, Parent and Equitable have previously entered into a Second Amendment to the Technology Monetization Agreement dated April 27, 2016 (“TMA2”); and

WHEREAS, Parent and Equitable have been developing a monetization plan consistent with the existing TMA, TMA1 and TMA2 (collectively the “TMAX”); and

WHEREAS, Parent, Sub1 and Sub 2 own additional patents and patent applications not included in the existing TMAX (“Core Patents”); and

WHEREAS, the existing TMAX contemplates Parent delaying transfer of ownership to Equitable some of the Patents owned by Sub1 (“Delayed Patents”) and all of the Core Patents; and

WHEREAS, the Core Patents are identified in Exhibit A attached hereto; and

WHEREAS, the Delayed Patents are identified in Exhibit B attached hereto; and

WHEREAS, the First Patents are identified in Exhibit C attached hereto; and

WHEREAS, Parent and Equitable desire to amend the existing TMAX in order to most efficiently execute the monetization plan; and

NOW, THEREFORE, in consideration of good and valuable consideration set forth in this Agreement, the receipt and adequacy of which is hereby acknowledged, and intending to be bound, Parent and Equitable hereby agree to amend the TMAX as follows:

A.	Section 4. in the TMAX will now contain the additional provisions as follows:

4.4	Simultaneous with the execution of this Agreement, Parent and Sub1 and Sub2, where appropriate, will execute the patent assignment agreements attached hereto as Exhibits D and E causing the patents specified in the attached assignment agreements (collectively the “First Patents”) to be assigned to Equitable or its subsidiary on May 24, 2016.

4.5	Parent and Sub1 and Sub2 shall not offer, sell, assign, hypothecate, pledge or otherwise transfer or dispose of any or all of the Core Patents or Delayed Patents to any person or entity, without the prior written consent of both Parties.

4.6	Parent and Sub1 and Sub2 agree that any entity that enters into an agreement to purchase Parent, Sub1 or Sub2 will be bound by the provisions of the TMAX and this amendment.

4.7	Upon execution of this agreement, Equitable will have the sole right to license/monetize all of the Core Patents, the First Patents and Delayed Patents, whether transferred to Equitable or not, to any person or entity without the prior consent of Parent or Sub1 or Sub2. All monetization revenue shall be allocated as set forth in Section 5 “Consideration” as set for in the March 11, 2016 TMA. Parent and Sub1 and Sub2 will execute the Exclusive License agreements set forth in Exhibits F and G.

4.8	Equitable shall us its best, commercially reasonable efforts to monetize Parent’s First Patents, Core Patents and Delayed Patents.

4.9	No later than eighteen (18) months after the Effective Date, or at such earlier time that Parent and Equitable agree, Parent, Sub1 and Sub2 will assign the Core Patents and the Delayed Patents to Equitable or its subsidiary.

4.10	The Parties agree that Spherix will be granted a non-transferable, non assignable license, without the right to sublicense, to practice the First Patents, the Core Patents and the Delayed Patents.

4.11	Equitable shall not sell or assign, except to its wholly owned subsidiary, the First Patents, the Core Patents and the Delayed Patents without the consent of Parent, such consent not to be unreasonably withheld.

B.	Section 6. in the TMAX will now contain the additional provisions as follows:

6.1.4	that the First Patents, the Core Patents and the Delayed Patents together are all of the the patents and patent applications owned by Parent, Sub1 and Sub2.

6.1.5	Equitable acknowledges that it takes the Patents pursuant to all prior licenses, including licenses to RPX and will take due care not to file suit on the Patents against prior licensees.

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C.	Exhibit B of the TMAX shall be modified as follows and only with respect to revenue received by Parent or its subsidiaries from RPX Corporation beginning on the Effective Date (“RPX Revenue”):

Equitable shall receive live percent (5%) of RPX Revenue derived from any license agreement (1) executed by RPX Corporation and Parent or its subsidiaries after the Effective Date but prior to May 24, 2016 and (2) paid by RPX Corporation to Parent or its subsidiaries prior to July 1, 2016.

Equitable shall receive fifty percent (50%) of all RPX Revenue paid to Parent or its subsidiaries after July 1, 2016 pursuant to any license agreement between RPX Corporation and the Member or its subsidiaries beginning on the Effective Date.

Equitable shall receive fifty percent (50%) of all RPX Revenue pursuant to any license agreement between RPX Corporation and Parent or its subsidiaries executed on or after May 24, 2016.

Equitable shall receive fifty percent (50%) of all RPX Revenue pursuant to any license agreement between RPX Corporation and Parent or its subsidiaries executed on or after the Effective Date due to options related to new RPX members.

The Parties understand that this Section C modifies terms related to RPX Revenue previously agreed to by the Parties. The Parties further agree that this paragraph supercedes such previous agreement and this paragraph controls the terms and obligations of the Parties with respect to RPX Revenue.

D.	All other terms and conditions of the TMAX not specifically modified herein remain in full force and effect.

IN WITNESS WHEREOF, Parent and Equitable have caused this Third Amendment to the TMAX to be duly executed as of the day and year of the latest execution date written below.

Equitable IP Corporation

By:	/s/ Erik S. Stamell

Erik S. Stamell

President

Date:	5-22-16

Spherix Incorporated

By:	/s/ Anthony Hayes

Name: Anthony Hayes

Title: CEO

Date: May 22, 2016

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